Exhibit 99.1

LIQUIDITY SERVICES 4Q FY2017 TRANSCRIPT

Operator: Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Liquidity Services Q4 2016 Earnings Conference Call. As a reminder, this conference is being recorded for replay purposes.

Now, it is my pleasure to hand the conference over to Ms. Julie Davis, Senior Director of Investor Relations. Ma’am, proceed.

Julie Davis

Senior Director-Investor Relations, Liquidity Services, Inc.

Thank you, Brian. Hello, and welcome to our fourth quarter fiscal year 2016 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jorge Celaya, our Chief Financial Officer; and Michael Sweeney, our Chief Accounting Officer.  We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, November 17, 2016, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.  During this call, we will discuss certain non- GAAP financial measures. In our press release and our filings with SEC, each of which is posted to our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Thanks, Julie. Good morning, and welcome to our Q4 earnings call. I’ll review our Q4 performance and provide an update on key strategic initiatives. Next, Mike Sweeney will provide more details on the quarter.  Finally, Jorge Celaya will provide our outlook for the current quarter.

Liquidity Services reported Q4 results in line with our GMV guidance and above the guidance range on adjusted EBITDA, driven by improved asset pricing in our DoD scrap and energy marketplaces and higher service revenues.  Compared to last year, our energy marketplace GMV was up 45% and our GovDeals GMV was up 13% during Q4, while our retail and industrial marketplaces experienced growth within the key client accounts.

Overall, our DoD marketplace GMV was down 12%, reflecting lower volumes and a less favorable product mix. We expanded the scope of our e-commerce offerings by launching our new IronDirect marketplace in September, which enables global fleet customers and end users to purchase new heavy equipment, attachments, undercarriage parts and accessories from proven suppliers in the global construction industry.

With the deployment of our first marketplace on our new e-commerce platform in Q4, we have continued to advance our LiquidityOne transformation initiative and demonstrated the potential of our platform investments to capture new market opportunities, such as the $20 billion global construction equipment industry. We expect to deploy our next marketplace in the spring of fiscal 2017, followed by phased rollouts thereafter.  We exited the quarter in a strong financial position to pursue our growth initiatives with $134.5 million in cash and zero debt. Our strategy remains focused on the long-term growth of our commercial and municipal government marketplaces on a global scale.

Our ongoing investments in our sales channels and the deployment of our new LiquidityOne platform will enable us to deliver more value to more customers and scale more efficiently. We expect to resume organic top line growth in our commercial and municipal government marketplaces in fiscal 2017, fueled by growth in our buyer network, investments in our sales channels, expansion of our service offerings and the phased release of our new e-commerce platform.

In our retail supply chain business, we have continued to grow adoption of our fully outsourced returns management and refurbishing solutions in the U.S. and Canada to drive volume on our platform.  Large OE Ms of TVs, consumer electronics and appliances are realizing savings in transportation costs and higher net recovery for their products by using Liquidity Services’ sales channels. By offering a one-stop solution to track, manage, refurbish and resell goods in the reverse supply chain, we are further penetrating the OEM market and enabling clients to better control their brand image and free up space and resources to focus on their core business.

We expect to grow our retail supply chain business in fiscal 2017 by penetrating existing large accounts and adding new retailers and manufacturers to our platform in both the U.S. and Canada.  Our capital assets group continues to expand its coverage of the energy, biopharma, semiconductor and industrial manufacturing sectors by providing a turnkey solution to manage value and sell across all asset categories across the globe. Our strategy is to leverage our large and growing buyer base, strong expertise in high-value equipment categories and our global footprint to grow this business.

Our fiscal 2017 plan includes leveraging the phased deployment of our new e-commerce platform to drive a better user experience and more efficient operations and growing our sales channels in the U.S., China and Australia, in particular, where we are currently serving numerous large clients and see tremendous growth opportunities.

We’ve also expanded our presence in distressed asset sectors, where lenders and corporate clients are seeking liquidity for their assets in a professional, compliant manner. Liquidity Services is more than double the size of our referral network, who refer asset sales to our platform and we are currently working on several projects in the energy vertical where our global buyer network and valuation expertise are highly valued.

Our GovDeals municipal government marketplace signed 274 new clients in Q4 and grew GMV 13% over the prior year. We expect continued strong growth for GovDeals in fiscal 2017 across the Western U.S. and Canada in larger metro areas. We’re investing in the expansion of our GovDeals sales organization in the U.S. and Canada to penetrate this $4 billion market opportunity, encompassing over 85,000 individual municipal agencies. The power and reach of our GovDeals buyer marketplace is illustrated by the recent sale in the remote location of Kodiak, Alaska for a 121-foot patrol vessel, which was sold for $366,000 by reaching our global audience of online buyers.

Finally, our new IronDirect marketplace is an important milestone in the expansion of our e-commerce offering to new equipment in the global construction market. IronDirect is innovative because it removes unnecessary costs and inefficiency from the traditional captive distribution sales model, resulting in a smarter, better way to do business. IronDirect’s multi-brand seller marketplace with real-time pricing and technical support, parts and service unlocks tremendous value and choice for buyers of new construction equipment items and for those who wish to trade in their old equipment as part of the transaction, buying customer to save up to 50% over the entire ownership lifecycle of high-quality construction equipment by utilizing IronDirect’s efficient turnkey solution to directly procure, finance, manage and dispose of assets.

IronDirect leverages Liquidity Services’ e-commerce technology, asset management and disposal services and an established global infrastructure to meet the needs of its customers. Our fiscal 2017 plan includes funding the go- to-market operations of IronDirect to capture a share of the $20 billion U.S. construction equipment market, with both large fleet customers and individual end users.

Looking ahead to fiscal 2017, we expect solid organic revenue growth in all of our commercial and municipal marketplaces. However, we are guiding to lower EBITDA in Q1 due to the confluence of new DoD contract pricing, a seasonally low quarter in our growing GovDeals marketplace, our continued LiquidityOne investments and aggressive investment in growing our commercial businesses, including in new areas such as IronDirect.

Our near-term outlook reflects significant current investments on our part, but does not yet reflect the benefit of the new products, capabilities and business expansion opportunities we are building at Liquidity Services.  We expect these investments will drive long-term growth and that our results will strengthen over the course of fiscal 2017, as we grow our business.

In closing, we recognize the uneven growth and visibility that accompanies the transformation of our business. We are confident that we have the right team and strategic plan to delight customers, capture new market opportunities and develop a more diversified scalable business. Macro trends in globalization, the growth of e- commerce and sustainability will drive the need for our platform and services. Liquidity Services is committed to driving innovation and significant value creation for our customers and shareholders, as we execute our long-term growth strategy.

Now, let me turn it over to Mike for more details on Q4 results.

Michael E. Sweeney

Chief Accounting Officer & Vice President, Liquidity Services, Inc.

Okay. Thanks, Bill. So, as Bill noted, we finished the fourth quarter of 2016 within our guidance range of GMV above our guidance range for adjusted EBITDA and adjusted EPS and below our guidance range for GAAP net income and GAAP EPS as a result of a goodwill impairment charge and a valuation allowance on deferred tax assets.

So, next, I’ll comment on our fourth quarter and fiscal year results with comparison to prior-year periods. Total GMV for the fourth quarter was $159 million as compared to $171 million in the fourth quarter of fiscal 2015. Total GMV for fiscal year of 2016 was $642 million as compared to $799 million for fiscal 2015.

Collectively, GMV in our municipal and commercial marketplaces increased 0.9% to $132 million for the fourth quarter and decreased 9.6% to $528 million for the fiscal year. The comparison here excludes the Jacobs Trading company sold in 2015 and the wind-down of the NESA business in Canada.

GMV in our GovDeals for state and municipal government marketplace increased to $61 million or 13.4% for the fourth quarter, an increase to $226 million or 13.9% for the fiscal year. The increases were due to an increase in the number of new sellers and additional sales volume from existing clients. We now have over 9,000 total clients further penetrating $3 billion state and local government market.

GMV in our commercial marketplaces decreased to $71 million or 17.1% for the fourth quarter and decreased to $139 million or 31.6% for the fiscal year as a result of the sale of the Jacobs Trading company, the wind-down of the NESA business and reduced product flows within our retail business, as well as continued weakness in the energy sector despite recent improving trends in this sector.

Excluding Jacobs Trading and NESA, GMV was down 9.6% in the commercial marketplaces. GMV in our DoD marketplaces decreased to $27 million or 12.3% for the fourth quarter and decreased $45 million or 28.4% for the fiscal year as a result of lower commodity prices and the shift in property mix to lower valued properties provided under the scrap and surplus contracts.

Total revenue was approximately flat at $79 million for the fourth quarter and was $316 million as compared to $397 million for the fiscal year and was primarily impacted by the same factors as provided for GMV.

Technology and operations expenses, which include our LiquidityOne program expenses, remain flat at $23 million for the fourth quarter and decreased $6 million or 6.4% to $93 million for the fiscal year due to the sale of the Jacobs Trading company, the wind-down of the NESA business and reduction in staff. As a percentage of revenue, technology and operations expenses increased to 29.8% from 29.4% for the fourth quarter and to 29.5% from 25.1% for the fiscal year, primarily as a result of the decrease in revenue described above.

General and administrative expenses remained flat at $10 million for the fourth quarter and decreased $2 million or 4.1% to $40 million for the fiscal year due to the wind-down of the NESA business and the sale of the Jacobs Trading company in fiscal 2015. As a percentage of revenue, general and administrative expenses increased to

12.9% from 12.7% for the fourth quarter and to 12.6% from 10.4% for the fiscal year, primarily as a result of the decreases described above.

Net loss decreased $10 million or 23% to $54 million for the fourth quarter and decreased $45 million or 42.8% to $60 million for the fiscal year, primarily as a result of the larger impairment of goodwill in the 12 months ended September 30, 2015. The resulting tax rate used to calculate fiscal year 2016 results was a negative 82.1%, sufficing a large decrease in our tax rate due primarily to the valuation allowance charged against our deferred tax assets.

Diluted earnings per share decreased 20.2% to a negative $1.75 for the fourth quarter and decreased 44.0% to a negative $1.96 for the fiscal year. Adjusted diluted earnings per share decreased to negative $0.02 from $0.07 for the fourth quarter and decreased to negative $0.02 from $0.60 for the fiscal year based on approximately 30.7 million diluted weighted average shares outstanding.

For Q4 fiscal 2016 and for the full fiscal 2016, the tax rate used to tax effects, stock compensation expense, amortization of contract intangibles and acquisition costs was 24.7%, which is the fiscal 2016 tax rate adjusted, exclusive of the impact of the valuation allowance.

During the fourth quarter, Liquidity Services generated $10 million of operating cash flow, an increase of 147.2% from the prior year, primarily driven by changes in working capital, partly offset by the decrease in earnings.

We continue to have a strong debt-free balance sheet. At September 30, 2016, we had a cash balance of approximately $135 million, current assets of $185 million, total assets of $260 million and $99 million in working capital.

Capital expenditures during the quarter were $1.5 million. We expect capital expenditures for the first quarter of fiscal 2017 to be approximately $3 million.

I will now turn it over to Jorge for the outlook on the next quarter.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

Thank you, Mike. Good morning. Looking ahead through 2017, as Bill highlighted, we expect growth will be driven during the year by our commercial and municipal government businesses.

We are pleased to have secured long-term contracts with our long-standing DoD clients. The new pricing for DoD scrap contracts and the complete transition to the DoD surplus contracts are expected to negatively impact margins compared to 2016. We expect our results to reflect this change in business mix and to continue to reflect our investments in our LiquidityOne transformation.

We also plan to accelerate investments in go-to-market growth activities for our commercial businesses that are expected to dampen short-term results. We anticipate 2017 to be a year of continued investment in our LiquidityOne global platform and in sales and marketing. While having a negative short -term impact on our earnings, these initiatives are expected to create inroads for long-term growth for our commercial capital assets and retail businesses and our newly-launched IronDirect business, as we build out capabilities in these markets and drive demand onto the platform.  We also anticipate our municipal government business to continue to grow throughout 2017 despite a seasonally-low first quarter.

Our first quarter guidance anticipates top line growth in our commercial capital assets and in our retail businesses. This will mostly be offset by seasonally-low quarter in our municipal government business and lower volumes from our DoD surplus contract as we are completing the final sell-through of surplus property under our prior contract.

Q1 will also mark the first quarter we are transacting under our new DoD scrap contract, which has lower margin. Our increased investments in sales and marketing of our commercial businesses are planned to begin during the first quarter, including in the IronDirect business. As we move towards the next phases of implementation of our LiquidityOne platform, we will continue to have similar quarterly expenses throughout the tiered rollout.

The management’s guidance for the next fiscal quarter is as follows. We expect GMV for Q1 of 2017 to range from $150 million to $170 million. A GAAP net loss is expected for Q1 2017 in the range of negative $13 million to negative $10 million, with a corresponding GAAP loss per share for Q1 of 2017 ranging from negative $0.41 to a negative $0.31.

We estimate non-GAAP adjusted EBITDA for Q1 of 2017 to range from a negative $8.5 million to a negative $5.5 million. A non-GAAP adjusted loss per share is estimated for Q1 of 2017 in the range of negative $0.31 to a negative $0.22. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 31.8 million and an effective tax rate of 0% to 10%.

We will now take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. Our first question comes from the line of Dan Kurnos with Benchmark. Please proceed with your question.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

Great. Thanks. Good morning.  Just several questions for me, I guess, on — let’s start with the revenue side. The surprise result in the most recent election has obviously had a very positive impact on commodities and the energy sector in general.  Understanding that we don’t know what policy changes may or may not be implemented, are you getting any flow-through and are you modeling that in your initial guidance?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Dan, we did not have any direct impact in the last quarter from the lead up to the election. Clearly, what’s new and different about our DoD scrap program beginning this year is the pricing model provides that we pay a fixed amount to the agency partner and that any improvement in results on the bottom line accrue 100% to Liquidity Services as the contractor.

In a prior scrap contract, we had a profit sharing model, where the vast majority of the bottom line was shared by the government.  So, on the frontend, more risk in that you’re taking all of the costs upfront. But in terms of long term — and one of the reasons that we — as Jorge indicated in his comments, one of the reasons we’re pleased with securing this up-to-six-year contract is that any improvements that we can drive in terms of competitive improvement in price, operational efficiencies or a tailwind like inflation will be a huge upside for us under that program.

Certainly, in the energy market, we’ve had some stabilization in pricing that’s largely allowed companies to transact. There’s more liquidity in that marketplace versus a year ago. We saw that we had nice growth in the September quarter.  We have not explicitly priced any change — any dramatic change in the commodity outlook in our fiscal 2017 Q1 guidance or longer term.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

Great. And then, on IronDirect, it didn’t get probably some of the attention it deserves.  But understanding that this is relatively — you have experience, but still technically, a new marketplace in essence in the way that you’re going about it relative to what has existed prior. Could you just talk about when we should expect that to be material? My understanding is that you may take inventory at certain points. So, how we should expect that to impact the balance sheet and sort of the puts and takes there as that kind of scales up?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. Well, we look at large markets that are untapped as potential growth avenues for the company. Historically, we have sold a lot of construction equipment through our government marketplaces. The equipment used to maintain roads and bridges at the same local level are managed and sold through our GovDeals marketplace.

Historically, we’ve also sold that type of equipment in the federal marketplace. But we also know that there’s a big paradigm shift going on with manufacturers.  Manufacturers, both on the consumer and the business world, are increasingly looking to go direct, to sell direct to their customers and drive more efficient sales channels. And so, as we began to look at industries where we don’t have significant presence, the opportunity to use our e-commerce platform with a knowledgeable team to bring value and convenience to both large Fortune 500 companies and individual end users became very appealing.

Remember that we are selling a lot of equipment for the world’s largest manufacturers today. So, the equipment is originally purchased through a procurement process. Then, it’s used in projects. It can include construction projects, mining projects. And then, we’ll sell that. We currently have projects in Australia and in Asia, in the Middle East that relate to industrial equipment.  So, we have relationships with procurement teams that acquire construction equipment.

So, we thought IronDirect.com was a very interesting and differentiated value proposition for large fleet owners to source equipment directly in a more efficient manner to create value and convenience and then, on the backend of that, allow them to trade in their used equipment that naturally we’re positioned to manage and sell.

Given the direct selling process, there’s a lot of information capture about the equipment, and that includes rich media, video live streaming of that equipment on the IronDirect.com platform.  We have created a live customer experience center in Asheville, North Carolina, where both large fleet owners and individual operators can physically go to test the equipment.  Often, we also are able to do webcast demos of this equipment to facilitate the buying process. So, clearly, this is an innovative platform in a market that’s largely been driven by the captive dealer model, which are assigned physical geographic territories to sell equipment.

So, we think going direct has a lot of potential over the next many years. We’re excited to deploy the platform. Our inventory position will include some demo equipment and parts. But as we’ve grown our supplier base in the short period of time that we announced it, there’s a lot of demand from suppliers around the world who want to leverage our OEM platform that we created on IronDirect, and that additional supply is coming on a consignment basis, where we facilitate the transaction and, yes, the OEM supplier is shipping direct to that buyer.

So, we will continue to update investors and the shareholders on the progress of IronDirect.  But as we noted in our comments, it’s an interesting and important milestone that allows us to leverage our investment in our LiquidityOne e-commerce platform and learn from this market on where we can create disruptive growth.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

Great. And if I could just ask one more. On the expense side, although it’s kind of a multi-part question and I don’t want to monopolize the call here, just to be clear here, in Q4, I just want to know if you ended up spending what you expected to spend or if any of that was pushed into Q1.

And then, Jorge, I know you’ve kind of talked about sort of expecting a similar pace of spend over the balance of the year. If there’s any way that you can give us any more granularity on the dollar amounts of in those buckets between investing in the platform, investing in the go-to-market strategies, investing in sales staff and just any color on exactly what some of those go-to-market strategies might be would be very helpful.  Thank you.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

Sure, Dan. On the second part of your question, so the — what’ve we said in the recent calls and we continue to see going forward is, in our LiquidityOne transformation, an expense of about $1 million to $2 million a quarter maybe here in the more close quarters is going to be on the high end of that. But that’s our spending that we see from now until we finish the rollout of the multi-tiered program and keep rolling out different marketplaces.

So, that’s — from a LiquidityOne standpoint, I don’t know that there’s a material change sequentially, but it’s something that people need to keep in mind that these are incremental expenses that, once the rollout is complete, then those — these expenses of this $1 million to $2 million a quarter are expenses that will no longer exist.

Of course, there’s other benefit to the LiquidityOne transformation.  We have not quantified those for you guys externally, but there are, qualitatively speaking, expenses as we roll out different marketplaces, maybe not the first one but as we go to the second or third or fourth that we start getting legacy systems offline and that creates an additional benefit plus the benefits of the top line growth of our — the functionality of the system, the leverage of the client base, the buyer base access and so forth, which are again benefits that we see in the long run that we’ve talked about in previous calls. So, that’s on LiquidityOne.

In terms of investments in our promotional businesses, it’s pretty much across the board.  It varies from business to business. IronDirect, obviously, is one of them. We’re not disclosing the particulars of each business, but IronDirect is a start-up business in a new marketplace that we’re growing.

To your previous question on inventory, I mean, it is not a model where we load up on inventory and then feel to dream it. It is a model where we are — we may carry some inventory between deliveries, a lot of the inventory — or lack of inventory, the sales or direct delivery from manufacturers to our customers. But we do carry demo equipment, we may carry some other pieces of equipment, even the demo that we may sell and then replace and we also carry spare parts for our support of our clients. But it’s not, at least not in the short term, anything that you’ll see as material on our balance sheet.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

And I would just add, relative to the go-to-market strategies and questions, our team is seizing on opportunities that we’ve identified to expand in a number of areas in the U.S. and Canada.  So, our state and local government marketplace GovDeals has done a very nice job of expanding West of the Mississippi into more high-population centers such as State of California, State of Washington, Denver, City of Denver, Colorado, Arizona as well as high-population centers in Canada.  So, we’re expanding the number of sales and account managers in that market.

We also have an interesting opportunity to grow our business in China. China is the place we’ve been for many years on a smaller scale to support U.S.-headquartered and European-headquartered multi-national companies that have subsidiary operations in China.  The team has grown steadily, has executed well for those clients and I think we’re at a point where we now see potential opportunities in domestic business buying and selling on our platform, and that’s one of the things that LiquidityOne is uniquely engineered to allow for which is a multilingual platform that is extensible to markets like China. So, that’s an area where we’re investing in sales and marketing talent.

And then, the scope of the requirements under LiquidityOne to certify and sell in an efficient manner in markets like China in the core liquidation channel, such as our retail supply channel and our industrial marketplace channels, again, we see a resumption of organic growth in both retail and industrial, fueled by improved recognition of our service offering and the value and bundle of services that we’re providing.

Our Garland, Texas facility was opened up for a premier OEM client iconic brand that wants to take more control over its secondary market sales and refurbishing operations, and we’re now positioned to have products in the secondary market to return ship directly to our facility, where products are certified in terms of their condition, and then we recover value for that client using a variety of our channels.

So, being able to remove the friction from consumer returned goods that are bought on e-commerce marketplaces or even in physical stores, and then allow brands to take all of that product, bring it back to Liquidity Services, where we add value to it, greatly simplifies the reverse supply chain for our OEM clients. They can outsource that function. They can free up people.  They can free up space, resources to focus on their core business. So, that’s fueling growth.

Remember that e-commerce growth is the catalyst for many businesses and we’re a beneficiary of that because the amount of products that’s returned in those channels is 3x what you would see in brick-and-mortar retail. So, we continue to find opportunity there. We know that our industrial marketplace business is benefiting from globalization, asset pricing that’s buoyant at this point and we have terrific reference clients in large industry verticals. And, yeah, we think we can be even more efficient. We think we can, with our LiquidityOne investments, bring together multiple branded buyer-facing marketplaces and have even more cross-selling and penetration of the buyer base, which will drive higher recovery.  So, the team is doing a great job in getting our Liquidity Services name out there. But on the buyer marketplace, we see opportunities to improve monetization, which is why we are making the investment on LiquidityOne.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

All right. Great. Thanks for all the color. Appreciate it.

Operator: Thank you. Our next question comes from the line of Gary Prestopino with Barrington Research. Please proceed.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Hi. I’ve got a series of questions. I’m not sure that this is — you answered this in the last set of questions. So, I want to make sure that we can get something that’s fairly concise of an answer.

In fiscal 2017, we’re talking about $1 million to $2 million of incremental expenses for LiquidityOne.  So, with some of these other initiatives that you’re doing to grow the business, which is fine with us, I’m just trying to get an idea of what are the expense levels that you’re going to be or that you’re thinking about within a range beyond what you’re doing for LiquidityOne this year.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

So, Gary, just to be clear, the LiquidityOne that we’ve indicated in the past and we’re saying is going to continue is a $1 million to $2 million per quarter.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Right. I understand that.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

Good. So, that’s it. The other expenses, we’re not going to get into that level of line by line in detail. But I can say that, as we look in the first quarter, just to kind of level set this, the first thing — if you’re looking sequentially between the fourth quarter that we just completed and our first quarter of 2017, the first thing to look at and I’m — I apologize that I’m stating the obvious but I think, for clarity, maybe I should do so.

The first thing is that our scrap contract has been reset, right? There is upside in the scrap contract, probably more than downside for the things that Bill said in terms of general market conditions, inflation and the commodity pricing and so forth and our own performance in the contract. On the surplus contract, we are effectively over on the prior contract inventory that we’re selling through.  There’s very little left. So, I think that we’re seeing a normalization in Q1 of both DoD contracts.

The DoD surplus contract is difficult to predict on a quarter-by-quarter basis because we had very good — for example, we had very good performance in the fourth quarter because, halfway through the quarter, we had a lot of unexpected inventory material that came to us. And those high volumes that come and go over the long run that we’re pretty comfortable on a year-over-year basis how that’s going to look. But on a quarter-by-quarter, the timing is very unpredictable.  And depending on the volumes that we get will depend on the performance that we have in that particular quarter.  And that happened in Q1 — I mean, sorry, in Q4, where we exceeded where we thought we’re going to be partly due to this DoD surplus phenomenon, right? And we try not to predict in the next quarter that we’re going to have an unknown high volume of inventory coming in.

So, I think we’re trying to be reasonable in our expectations for that. So, our DoD, we put that aside. It’s not the big kind of effect where I think in the long run or even in the short run it could have some differences in what we’re looking and we’re predicting here for the coming quarter.

For the commercial businesses, one of the big impacts on our Q1 is our seasonally -low municipal business. In that business, it’s one of our larger GMV businesses and the seasonality effect has — does have an impact on our margins in our top line, and you don’t see the top line as much because we are offsetting that with growth — what we expect is an optimal growth in the commercial businesses. So, that leaves us with our capital assets group and our retail group, IronDirect, and so forth where in all cases we’re expecting growth sequentially.

However, as we want to leverage the LiquidityOne platform as we do the rollouts and we want to growth the top line significantly is our hope over the coming quarters and years, we have to do some investments in sales and marketing. So, each business in the commercial businesses, each one is showing growth in sales as a percent of top line in the first — at least in the first half of the year over the fourth quarter that we just passed.

And then, as we grow the top line, we’re looking for getting that leverage off of the sales and marketing investments that we’re making. I’m not going to quantify this, no, not at this time. But if you bridge the gaps, you’ll kind of get a sense of we’re putting some significant investments on a quarterly basis in sales and marketing.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Okay. Does IronDirect take trade-ins? So, is that part of your model? Does IronDirect really take trade-ins?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

We will facilitate the sale of used equipment to enable a buyer to buy new equipment.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Okay. And do you have to finance that trade-in? I mean, with IronDirect, does it have its own floor plan financing mechanism? Or are you going to finance any kind of demo equipment or trade-ins through the cash on your balance sheet?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

If you look at the IronDirect site, you’ll note a partnership that we have with Wells Fargo for the financing of equipment,  so...

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Okay.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

The third party institution will be providing financing. Now, in Liquidity Services’ overall business, Gary, as you know, we will take title to assets where we have a lot of experience and a robust buyer base, and that is priced into those situations. But the IronDirect model is not predicated on us financing trade-ins.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Can IronDirect do leasing as well, Bill?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

It could very much so, absolutely.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Okay.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Again, that’s one of the classic solutions provided by Wells Fargo.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

All right. Thank you.

Operator: Thank you. Our next question comes from the line of Colin Sebastian with Robert W. Baird. Please proceed.

Ben C. Gaither

Analyst, Robert W. Baird & Co., Inc.

Hi, guys. This is actually Ben on for Colin. Two questions. So, with the investments that you’re talking about on the commercial side of the business, are you going to be devoting most of that spend to penetrating existing buyer base are attracting new users to the platform?

And then, secondly, on the rollout of new marketplaces, are you targeting new verticals there or is that a relaunch of existing marketplaces, just done on a new platform?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

So, we have plans to penetrate the market of both manufacturers and retailers that will certainly include new customers and both the Fortune 500 customers that we’ve historically worked with can sell in our platform.  But also, as we launch our e-commence platform under LiquidityOne, we’ll have the opportunity to provide both large do-it-yourself customers and small businesses with self-service tools that enable them to load their own assets into the platform.  That’s a winning formula that we’ve used for many years in the municipal government marketplace and it is a solution that we believe will be attractive for a segment of the retail and the industrial marketplace. In terms of new marketplaces, the next several marketplaces will be within existing verticals that we serve today and deploy our existing marketplaces onto the new platform.

Ben C. Gaither

Analyst, Robert W. Baird & Co., Inc.

Got it. Thank you.

Operator: Thank you. We have a follow-up question from the line of Gary Prestopino with Barrington Research. Please proceed with your follow-up question.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Oh, yeah. I just wanted to ask, what was the first marketplace that you put onto the new platform? I don’t know if anybody asked that. And then, what’s been the experience so far with users on the platform in the new marketplace?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Right. So, the headline on the press release focused on the IronDirect marketplace going live in September. So, that was the first marketplace.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Okay.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

And the second one is coming — is actually undergoing user acceptance testing right now. So, we will really value the customer feedback every step of the way. In fact, customers are brought in before we go live to get their feedback.

Gary Frank Prestopino

Analyst, Barrington Research Associates, Inc.

Okay. All right. So, IronDirect was first? Okay. Thanks.

Operator: Thank you. We have follow-up question from the line of Dan Kurnos with Benchmark. Please proceed with your follow-up.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

I might as well just ask then, Bill, if this is sort of a fair cadence for the phased rollout of these platforms every, I guess, what, six months or so.

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Well, one thing I would tell you is that the next platform will have a broad international scope and that’s an existing business that we have with buyers in many places in the world. And so, the level of complexity in the next platform is greater than the first platform.  So, we think that the appropriate thing for us to optimize in the first launches are quality and reliability, not speed. So, that’s what is driving our cadence today. But I would tell you, the learning curve is such that we would expect to be very well positioned to improve our cadence once we get through the first international marketplace.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

And so, not to pigeonhole you here, but I mean, could this thing be completely rolled out by the end of fiscal 2018?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

It’s one of those inherently change management driven type of programs that you really don’t want to be focused on speed as much as quality and reliability. That’s not unreasonable, but I wouldn’t be giving you an ironclad commitment at this juncture.

Dan L. Kurnos

Analyst, The Benchmark Co. LLC

That’s fair enough.  Thank you.

Operator: Thank you. We have a question from the line of Sam Schaefer with Global Value Investment.  Please proceed.

Sam Schaefer

Vice President, Global Value Investment Corp.

Hi. Thank you for taking my question this morning. As IronDirect continues to roll out and the new platforms come online, are there any legality issues with certain states in selling directly instead of using the distribution model?

William P. Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

None that — nothing that we’re aware of.

Operator: Thank you. There are no further questions in queue.  So, at this time, I would like to hand the call back over to Julie Davis for closing comments and remarks. Ma’am?

Julie Davis

Senior Director-Investor Relations, Liquidity Services, Inc.

Thank you, Brian. That completes our call for today. Please reach out to me if you have any additional follow-ups or questions.

Operator: Ladies and gentlemen, thank you for your participation on today’s conference.  This does conclude the program, and you may all disconnect. Everybody, have a wonderful day.